Exhibit 99.1

CorVu
[LOGO]

For Immediate Release:

       CorVu Corporation's Justin MacIntosh to Step Down as President/CEO

  MacIntosh to Assume More Focused Regional Role in Australia and Asia Pacific

          Executive Search Firm Retained to Find U.S. Based Candidates

Minneapolis - July 11, 2005 - CorVu(R) Corporation (OTC BB: CRVU), announced today the resignation of Justin MacIntosh from the President/CEO position for CorVu Corporation.

"As the founder and a major shareholder of CorVu, I recognize that an experienced leader based in the U.S. is needed to take the company to the next level in growth, revenue and profitability", Justin MacIntosh states. "I will be continuing on as a board member and as the CEO of the Asia Pacific subsidiary and will help transition the new President/CEO."

"This move will enable the new President/CEO to focus on the significant growth potential of the North American and other global markets, while my role will be to focus on further enhancing our market share in Australia and establishing CorVu in the high growth Asian markets," added MacIntosh.

CorVu's Board of Directors has formed a committee to lead the search for a replacement. "The profile of the new CEO will be a person who has been involved with high growth organizations and has managed companies with revenues in excess of $100 million," stated James Mandel, Chairperson of the Board committee. "We feel very fortunate to have Justin involved in this process, and he will continue as CEO until the suitable candidate has been selected. We hope to identify and retain the CEO as soon as possible and are confident that this will occur no later than the end of August."

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About CorVu Corporation

Pioneering the automation of the balanced scorecard, CorVu has been a thought leader in performance management software for more than 10 years. CorVu uniquely combines performance metrics, initiatives, budgeting and planning, risk management, and reporting in a single application. The CorVu 5 solution is a purpose-built application that is easy to use, scalable, and rapidly deployable. For more information, visit www.corvu.com.

Forward-Looking Statements

This announcement contains statements regarding the Company's growth, revenue and profitability that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release. These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risk that (i) the retirement of Justin MacIntosh will have adverse effects on the Company's growth, revenue and profitability, (ii) the Company will not be able to identify a suitable new CEO to succeed Mr. MacIntosh and (iii) the hiring of a new CEO will not have any positive effects on the Company's growth, revenue and profitability. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of the various factors discussed herein.